FORM NSAR
Q77.O Transactions effected pursuant to Rule 10F3
Fidelity Court Street Trust II

Series Number	Fund	Trade Date	Settle Date	Security Name:	Size of Offering:	Aggregate Offering Value	Price:	Shares Purchased	Transaction Value	Underwriter Fidelity Purchased From
4	FIDELITY FLORIDA MUNI MMKT FD	29-Sep-04	06-Oct-04	State of CA 2004 - 05 RANs	$6,000,000,000	605,484,000,000	100.914	30,000,000	3,027,420,000	BANC OF AMER SECS LLC (TE&HI)